Exhibit 99.1
Newfield Exploration Company

News Release

July 29, 2014

Newfield Exploration Reports Second Quarter 2014 Results
Year-over-year oil production up more than 30% and averages nearly 50,000 BOPD in 2Q14

The Woodlands, Texas – July 29, 2014 – Newfield Exploration Company (NYSE: NFX) today reported its unaudited second quarter 2014 financial results and provided an update on its operations. Recent operational highlights are detailed in the Company’s @NFX publication, located on its website. Newfield will host a conference call at 10 a.m. CDT, July 30, 2014. To listen to the call, visit Newfield’s website at http://www.newfield.com. To participate in the call, dial 913-312-1462.

With the recent sale of Newfield’s Malaysia business and the process underway to divest its China business, the financial and operating results for the Company’s international businesses are reported as “discontinued operations.”

For the second quarter of 2014, Newfield reported a consolidated net loss of $22 million, or $0.16 per share. Net income would have been $59 million, or $0.43 per share, excluding an unrealized loss on commodity derivatives of $127 million ($82 million after-tax), or $0.59 per share.

Second quarter consolidated net cash provided by operating activities before changes in operating assets and liabilities was $336 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.

Newfield’s net production from continuing operations in the second quarter of 2014 was 12.1 MMBOE, exceeding the mid-point of quarterly guidance by approximately 1.1 MMBOE. Net liftings from discontinued operations totaled approximately 0.04 MMBOE. Domestic liquids production in the second quarter was up 13% compared to the first quarter of 2014 and 40% over the comparable period in 2013. Liquids comprised approximately 55% of total second quarter domestic production.

Operational Highlights

For complete highlights and a summary of wells completed in the second quarter of 2014, see the Company’s @NFX publication located on its website. Newfield published a detailed update on its Uinta Basin oil developments, including results from recent SXL wells in the Central Basin.

Uinta Basin

Uinta Basin second quarter net production averaged 26,100 BOEPD, up 5% from an average of 24,900 BOEPD in the first quarter of 2014. Based on strong well performance, primarily from the Central Basin, Newfield nearly doubled its beginning of the year guidance for the basin and now expects Uinta production to grow about 10% year-over-year.

Planned 2014 capital investments of $400 million are focused on two areas – the waterflood development of the Greater Monument Butte Unit (GMBU) and recent drilling in high-potential, horizontal plays in the adjacent Central Basin.

Newfield released results on its five most recent SXL wells completed in the Central Basin’s Uteland Butte and Wasatch plays. The table below details the highlights. Complete well data is available in today’s @NFX publication.

Well Type	# Wells	Avg. BOEPD Gross IP (24-Hours)	Avg. BOEPD Gross 30-Day Rate	Avg. BOEPD Gross 60-Day Rate	Avg. BOEPD Gross 90-Day Rate
Uteland Butte SXL (1)	3	2,157	1,532	1,323	1,154
Wasatch SXL (2)	2	2,068	1,428	1,479	1,583
Central Basin Avg. SXL (3) (4)	5	2,122	1,480	1,401	1,297
(1) 30-day, 60-day and 90-day rates include 2 wells (2) 60-day and 90-day rates include 1 well (3) 30-day rate includes 4 wells (4) 60-day and 90-day rates include 3 wells

Early production data from recent SXL wells is supportive of the Company’s original average type curves for the Uteland Butte and Wasatch plays. Oil cuts for the new wells are averaging about 90% after the first 90 days of production. Newfield expects to drill 15 – 20 SXLs in the Central Basin in 2014.

 Consistent with the Company’s other SXL programs (Eagle Ford, Williston, Anadarko Basin), Newfield is demonstrating the economic benefits of drilling and completing longer laterals. A recent “best-in-class” Uteland Butte SXL well was drilled and completed for approximately $11.6 million gross.

Anadarko Basin

The Company’s second quarter 2014 production from the Anadarko Basin increased more than 30% over the first quarter of 2014 and is expected to more than double year-over-year. Newfield’s second quarter net production in the Anadarko Basin averaged 39,000 BOEPD compared to 29,500 BOEPD in first quarter of 2014. The Anadarko Basin is Newfield’s largest investment region in 2014 (more than $750 million), constituting approximately 45% of planned total investments.

The Company is planning to drill about 70 wells in the SCOOP and STACK plays and exit 2014 with net production of nearly 50,000 BOEPD.

The SCOOP and STACK plays offer multiple “stacked” geologic horizons for exploitation. The Company continues to add to its acreage position in the Anadarko Basin and has leased an additional 25,000 net acres year-to-date. Newfield today has more than 250,000 net acres in the Anadarko Basin.

The “Yandell” development, located in SCOOP Wet Gas, recently commenced production from five XL wells (lateral length 4,950’).  The wells had an individual average 24-hour initial production of approximately 1,300 BOEPD gross, of which 41% was oil.

Newfield’s 2014 production estimate for the Anadarko Basin is now 14.8 MMBOE, up from its beginning of the year guidance of 14.3 MMBOE. Through the end of the second quarter of 2014, the Company “made up” for its beginning of the year shortfall in sales related to mid-stream infrastructure expansions and has increased its second half 2014 guidance.

Williston Basin

Williston Basin net production in the second quarter of 2014 averaged 18,100 BOEPD, up 21% over its first quarter 2014 average of 14,900 BOEPD. Year-over-year production in the Williston Basin has increased more than 50%. Based on the strength of well performance and field-level execution, Newfield increased its 2014 Williston Basin growth outlook by an additional 4%. The Company expects its 2014 volumes in the Williston Basin to increase 41% over 2013 levels.

Newfield continues to see drilling efficiencies through execution of its SXL development campaign in the Williston. Year-to-date, SXL well (10,000’ lateral lengths) costs are averaging $7.9 million, including about $0.8 million in artificial lift and facilities. Recent wells are being drilled in under 20 days and the Company expects these efficiencies will allow for the drilling of about eight additional wells in 2014. With its continued four-rig program, Newfield now expects to drill more than 55 wells in 2014.

Eagle Ford

Eagle Ford net production in the second quarter of 2014 averaged 12,300 BOEPD, up approximately 12% from its first quarter 2014 average. The Company is running a single-rig program to develop its West Asherton field and Fashing area. Production is expected to grow approximately 39% year-over-year. Newfield expects to drill about 20 wells during 2014.

Production, Costs and Expenses

The following table depicts our actual production and costs and expenses from continuing operations for the second quarter of 2014, as well as our third quarter and full-year 2014 estimates.

	22Q14	3Q14e14e	2014e
Production:
Oil (MMBO)	4.5	4.6 – 4.8	18.1 – 18.7
NGLs (MMBbls)	2.0	2.1 – 2.2	7.6 – 8.1
Natural Gas (Bcf)	33.1	32	125 – 130
Total (MMBOE)	12.1	12.1 – 12.3	46.5 – 48.5

Costs and Expenses:*
Total LOE ($MM) **	$119	$127	$486
Production & Other Taxes ($MM)***	$29	$36	$125
DD&A Expense ($MM)	$212	$216	$850
General & Administrative (G&A), net ($MM)	$68	$55	$235
Capitalized Internal Costs ($MM)	($50)	($35)	($156)
Interest Expense ($MM)	$51	$51	$205
Capitalized Interest ($MM)	($13)	($13)	($52)
*Production, Costs and Expenses are based on continuing operations and Costs and Expenses are expected to be within 7% of the estimates above.
** The increase in full-year LOE guidance relates to increased transportation expense and reflects new processing agreements and growing NGL volumes. The increase in expense should be offset by higher realized prices for sales volumes.
***Table assumes 1H14 actual commodity prices and strip commodity prices for 2H14.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. We are focused on North American resource plays and our principal areas of operation include the Mid-Continent, the Rocky Mountains and onshore Gulf Coast.

This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans, planned capital expenditures, and estimated production, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces in the Uinta Basin, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions. In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2013 Annual Report on Form 10-K and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors, not discussed in this press release, could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5321
Email: info@newfield.com

	2Q14 Actual
2Q14 Actual Results	Domestic (Continuing Operations)	Int'l (Discontinued Operations)	Total

Production/LiftingsNote 1
Crude oil and condensate - MMBbls	4.5	0.04	4.5
Natural gas - Bcf	33.1	—	33.1
NGLs - MMBbls	2.0	—	2.0
Total MMBOE	12.1	0.04	12.1

Average Realized PricesNote 2
Crude oil and condensate - $/Bbl	$82.46	$106.86	$82.67
Natural gas - $/Mcf	$3.90	$—	$3.90
NGLs - $/Bbl	$31.11	$—	$31.11
Bbl equivalent - $/BOE	$47.74	$106.86	$47.94

Operating Expenses:
Lease operating ($MM)
Recurring	$63.4	$1.3	$64.7
Major (workovers, etc.)	$18.3	$0.1	$18.4
Transportation	$37.7	$—	$37.7

Lease operating (per BOE)
Recurring	$5.45	$34.24	$5.54
Major (workovers, etc.)	$1.57	$4.0	$1.58
Transportation	$3.24	$—	$3.23

Production and other taxes ($MM)	$29.0	$1.2	$30.2
per BOE	$2.49	$31.04	$2.58

General and administrative (G&A), net ($MM)	$68.1	$—	$68.1
per BOE	$5.85	$—	$5.83

Capitalized internal costs ($MM)			$(51.9)
per BOE			$(4.44)

Interest expense ($MM)			$50.5
per BOE			$4.32

Capitalized interest ($MM)			$(13.3)
per BOE			$(1.14)

______ Note 1: Represents volumes lifted and sold regardless of when produced. Includes natural gas produced and consumed in our operations of 2.6 Bcf during the three months ended June 30, 2014.
Note 2: Average realized prices include the effects of hedging contracts. If the effects of these contracts were excluded, the average realized price for domestic natural gas would have been $4.32 per Mcf and the domestic and total crude oil and condensate average realized prices would have been $90.19 and $90.33 per barrel, respectively. We did not have any hedging contracts associated with NGL production as of June 30, 2014.

CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in millions, except per share data)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013

Oil, gas and NGL revenues	$608	$435	$1,161	$805

Operating expenses:
Lease operating	119	107	230	195
Production and other taxes	29	21	54	33
Depreciation, depletion and amortization	212	164	400	311
General and administrative	68	54	124	99
Total operating expenses	428	346	808	638

Income from operations	180	89	353	167

Other income (expense):
Interest expense	(51)	(50)	(102)	(101)
Capitalized interest	13	13	26	27
Commodity derivative income (expense)	(174)	117	(270)	33
Other, net	1	2	3	4
Total other income (expense)	(211)	82	(343)	(37)

Income (loss) from continuing operations before income taxes	(31)	171	10	130

Income tax provision (benefit)	(8)	65	9	49
Income (loss) from continuing operations	(23)	106	1	81
Income (loss) from discontinued operations, net of tax	1	5	261	22
Net income (loss)	$(22)	$111	$262	$103

Earnings per share:
Basic
Income (loss) from continuing operations	$(0.16)	$0.78	$0.01	$0.60
Income (loss) from discontinued operations	—	0.04	1.91	0.16
Basic earnings (loss) per share	$(0.16)	$0.82	$1.92	$0.76
Diluted
Income (loss) from continuing operations	$(0.16)	$0.78	$0.01	$0.60
Income (loss) from discontinued operations	—	0.04	1.89	0.16
Diluted earnings (loss) per share	$(0.16)	$0.82	$1.90	$0.76

Weighted-average number of shares outstanding for basic income (loss) per share	136	135	136	135

Weighted-average number of shares outstanding for diluted income (loss) per share	136	136	138	136

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)
	June 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$36	$95
Restricted cash	—	90
Other current assets	492	716
Total current assets	528	901

Oil and gas properties, net (full cost method)	8,185	8,101
Derivative assets	5	26
Other assets	238	293
Total assets	$8,956	$9,321

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Derivative liabilities	$—	$90
Other current liabilities	1,129	1,200
Total current liabilities	1,129	1,290

Other liabilities	35	38
Derivative liabilities	58	—
Long-term debt	3,077	3,694
Asset retirement obligations	108	201
Deferred taxes	1,307	1,142
Total long-term liabilities	4,585	5,075

STOCKHOLDERS' EQUITY
Common stock and additional paid-in capital	1,551	1,527
Accumulated other comprehensive loss	2	2
Retained earnings	1,689	1,427
Total stockholders' equity	3,242	2,956
Total liabilities and stockholders' equity	$8,956	$9,321

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)
	For the Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$262	$103
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation, depletion and amortization	437	439
Deferred tax provision (benefit)	153	68
Stock-based compensation	35	17
Commodity derivative (income) expense	270	(33)
Cash receipts (payments) on derivative settlements, net	(86)	35
Gain on sale of Malaysia business	(388)	—
Other, net	(2)	4
	681	633
Changes in operating assets and liabilities	52	(23)
Net cash provided by (used in) operating activities	733	610

Cash flows from investing activities:
Additions to oil and gas properties and other	(1,021)	(890)
Acquisitions of oil and gas properties	(15)	(3)
Proceeds from sales of oil and gas properties	12	19
Proceeds received from sale of Malaysia business, net	809	—
Redemptions of investments	39	1
Net cash provided by (used in) investing activities	(176)	(873)

Cash flows from financing activities:
Net proceeds under credit arrangements	(618)	231
Other	2	(5)
Net cash provided by (used in) financing activities	(616)	226

Increase (decrease) in cash and cash equivalents	(59)	(37)
Cash and cash equivalents, beginning of period	95	88
Cash and cash equivalents, end of period	$36	$51

Explanation and Reconciliation of Non-GAAP Financial Measures
Earnings Stated Without the Effect of Certain Items
Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts.

A reconciliation of earnings for the second quarter of 2014 for our continuing operations stated without the effect of certain items to net loss is shown below:

2Q14
(in millions)
Net loss	$(22)
Income from discontinued operations, net of tax	1
Loss from continuing operations	(23)
Net unrealized loss on commodity derivatives(1)	127
Income tax adjustment for above items	(45)
Earnings stated without the effect of the above items	$59

(1) The determination of "Net unrealized loss on commodity derivatives" for the second quarter 2014 is as follows:

2Q14
(in millions)
Commodity derivative expense	$(174)
Cash receipts on derivative settlements, net	47
Net unrealized loss on commodity derivatives	$(127)

Net Cash Provided by Operating Activities Before Changes in Operating Assets and Liabilities
Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

2Q14
(in millions)
Net cash provided by operating activities	$368
Net change in operating assets and liabilities	(32)
Net cash provided by operating activities before changes
in operating assets and liabilities	$336